Exhibit 99.1

ALTRIA REPORTS 2021 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2022 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - January 27, 2022 - Altria Group, Inc. (Altria) (NYSE: MO) today reports its 2021 fourth-quarter and full-year business results and provides its 2022 full-year adjusted diluted earnings per share (EPS) guidance.
“Altria delivered outstanding results in 2021 across our businesses, including strong financial performance, progress toward our Vision and advancements in our ESG efforts,” said Billy Gifford, Altria’s Chief Executive Officer.
“We returned more than $8.1 billion in cash to shareholders in 2021 through dividends and share repurchases. This total represents the third-largest single-year cash return in Altria’s history and the largest annual return since 2002.”
“Our plans for the year ahead include a continuation of our strategy to balance earnings growth and shareholder returns with investments toward our Vision. We expect to deliver 2022 full-year adjusted diluted EPS in a range of $4.79 to $4.93, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $4.61 in 2021.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2021	Change vs. Q4 2020	Full Year 2021	Change vs. Full Year 2020
Net revenues	$6,255	(0.8)%	$26,013	(0.5)%
Revenues net of excise taxes	$5,086	0.6%	$21,111	1.3%

Reported tax rate	28.8%	4.4 pp	35.3%	(0.1) pp
Adjusted tax rate	25.5%	0.6 pp	25.1%	0.3 pp

Reported diluted EPS[2]	$0.88	(14.6)%	$1.34	(44.2)%
Adjusted diluted EPS[2]	$1.09	10.1%	$4.61	5.7%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on January 27, 2022 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•Through December 31, 2021, Altria repurchased:
•15.5 million shares at an average price of $45.40, for a total cost of $703 million in the fourth quarter.
•35.7 million shares at an average price of $46.97, for a total cost of $1.7 billion for the full year.
•As of December 31, 2021, Altria had approximately $1.8 billion remaining under its existing $3.5 billion share repurchase program, which Altria expects to complete by December 31, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board of Directors (Board).
Dividends
•Altria paid dividends of $1.7 billion in the fourth quarter and $6.4 billion for the full year.
•Altria maintains its long-term objective of a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board.

Smoke-free Products Business Platform
Oral Tobacco
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 3.9% in the fourth quarter, an increase of 0.9 percentage points sequentially and an increase of 2.8 percentage points from the end of 2020.
•As of December 31, 2021, on! was available for sale in approximately 117,000 U.S. retail stores.
•Premarket tobacco product applications (PMTA) for the entire on! portfolio, submitted in May 2020, remain pending with the U.S. Food and Drug Administration (FDA).
•Helix is actively working on modified risk tobacco product (MRTP) applications for on!, and expects to submit these MRTP applications to the FDA by the end of 2022.
•Copenhagen remained the largest U.S. oral tobacco brand. The MRTP application for Copenhagen Snuff, submitted in March 2018, remains pending with the FDA.
Heated Tobacco
•Marlboro HeatSticks achieved a cigarette category retail share of 1.9% in Northern Virginia stores with distribution for the month of October.
•On November 29, 2021, the importation ban and cease-and-desist orders imposed by the International Trade Commission (ITC) on the IQOS device, Marlboro HeatSticks and infringing components went into effect. PM USA believes it has complied with the orders; the IQOS system is no longer available for sale in the U.S.
•Philip Morris International Inc. (PMI) is responsible for manufacturing the IQOS system, and PM USA has been in communication with PMI regarding product availability. At the present time, PM USA does not expect to have access to IQOS devices or Marlboro HeatSticks in 2022. However, PM USA remains focused on returning IQOS to the market, is working on re-entry plans and expects to be ready to re-launch the product when it becomes available. The agreement with PMI contemplates disruptions, such as those caused by the ITC orders, and requires the parties to negotiate in good faith to amend the agreement appropriately.
•In the second quarter of 2020, Altria disclosed two milestones in its IQOS agreement with PMI necessary for PM USA to maintain its exclusive license and distribution rights for IQOS in the U.S. and to earn the renewal option for an additional five-year term. The initial five-year term does not expire until April 2024, but Altria believes that PM USA has already met these milestones based on the performance of IQOS in the Charlotte and Northern Virginia markets. PMI has communicated that it disagrees with Altria’s position. Altria expects to continue discussing these matters with PMI.
E-Vapor
•PMTAs submitted in July 2020 by JUUL for its JUUL device and four JUULpod SKUs remain pending with the FDA.

Environmental, Social and Governance (ESG)
Altria’s Corporate Responsibility Focus Areas are (i) reducing the harm of tobacco products, (ii) preventing underage use, (iii) protecting the environment, (iv) driving responsibility through our value chain, (v) supporting our people and communities and (vi) engaging and leading responsibly. Altria’s corporate responsibility reports can be found on the Corporate Responsibility Reports page at www.altria.com/responsibility.
•In November, Altria released:
◦its 2020-2021 Protect the Environment corporate responsibility report; and
◦its inaugural Task Force on Climate-Related Financial Disclosures (TCFD) report. Altria is proud to be the first U.S tobacco company to join more than 2,700 supporters of the TCFD.
•In the fourth quarter, Altria was recognized by the following third-party organizations:
◦Altria was named a trendsetter for a sixth year by the CPA-Zicklin Index, which measures political transparency among S&P 500 companies and their voluntary disclosures of political spending.
◦Altria was named to the inaugural Forbes Green Growth 50 list, which includes the only “big American corporations that have managed to slash their greenhouse gas emissions, while simultaneously growing earnings.”
◦Altria was recognized for a second consecutive year with a double ‘A’ rating for tackling climate change and protecting water security by CDP, a non-profit organization that runs a global disclosure system on managing environmental impact. CDP’s A List distinguishes companies for leadership on transparency and action on key environmental issues.

Impact of COVID-19 Pandemic
Impact on Tobacco Business Operations
•Altria’s tobacco businesses have not experienced a material adverse impact to date due to the COVID-19 pandemic, but there is continued uncertainty as to how the COVID-19 pandemic (including changes in COVID-19-related restrictions and guidelines) may impact adult tobacco consumers (ATC) in the future. Altria continues to monitor the macroeconomic risks of the COVID-19 pandemic (including risks associated with the timing and extent of vaccine administration and the impact of COVID-19 variants) and their effect on ATC, including stay-at-home practices and disposable income, which may be further impacted by unemployment rates and inflation. Altria also continues to monitor ATC purchasing behaviors, including overall tobacco product expenditures, mix between premium and discount brand purchases and adoption of smoke-free products.
•Altria believes that the COVID-19 pandemic altered ATC behaviors and purchasing patterns in the earlier stages of the pandemic. Altria estimates that although the number of ATC trips to the store remains below pre-pandemic levels, ATC tobacco expenditures per trip remain elevated. However, the environment continues to evolve and Altria believes rising gas prices, inflation and the reduction of COVID-19 relief programs led to a decrease in ATC disposable income on a sequential and year-over-year basis. In addition, Altria believes increased ATC mobility versus the prior year offered ATCs more options for their discretionary spending and led to fewer tobacco usage occasions versus the prior year.
•Altria’s suppliers and those within its distribution chain continue to be subject to potential facility closures, remote working protocols and labor shortages. To date, Altria has not experienced any material disruptions to its supply chains or distribution systems but is continuing to monitor these factors. Altria continues to monitor the risk that the business of one or more suppliers, distributors or any other entities within its supply and distribution chains may be disrupted.
Impact on ABI, JUUL and Cronos Investments
•ABI continued to be impacted by the COVID-19 pandemic in 2021, including the effects of COVID-19 variants, supply-chain constraints across certain markets, transactional foreign exchange and commodity cost headwinds.

•During 2020 and 2021, JUUL’s operations were negatively impacted by the COVID-19 pandemic due to stay-at-home practices and government-mandated restrictions. While the impact was considered in Altria’s quantitative valuations conducted in connection with the preparation of its financial statements for the year ended December 31, 2021 and during 2020, Altria does not believe the COVID-19 pandemic was a primary driver of the non-cash, pre-tax impairment charge recorded during 2020 or any quarterly changes in fair value recorded since the fourth quarter of 2020. Altria will continue to monitor the impact of the COVID-19 pandemic (including the impact of new variants) on JUUL’s operations.
•Cronos has been adversely impacted by the COVID-19 pandemic, due in part to government actions limiting access to retail stores in the United States and Canada. Altria will continue to monitor the impact of COVID-19 pandemic on Cronos’s business, including as a result of new variants, near-term supply chain challenges, inflation and market valuation.

Philip Morris Capital Corporation Update
As of December 31, 2021, Altria’s net finance assets balance was $114 million, down $206 million since the end of 2020 due to rents received and asset sales. As previously announced, Altria expects to fully complete the Philip Morris Capital Corporation (PMCC) wind-down by the end of 2022.

2022 Full-Year Guidance
Altria expects its 2022 full-year adjusted diluted EPS to be in a range of $4.79 to $4.93, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $4.61 in 2021. Altria expects 2022 adjusted diluted EPS growth to be weighted toward the second half of the year. While the 2022 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions related to (i) the economy, including the impact of increased inflation, (ii) the impact of current and future COVID-19 variants and mitigation strategies, (iii) ATC dynamics, including tobacco usage occasions, available disposable income, purchasing patterns and adoption of smoke-free products and (iv) regulatory and legislative developments.

Altria’s 2022 full-year adjusted diluted EPS guidance range includes planned investments in support of its Vision, such as (i) costs to enhance its digital consumer engagement system, (ii) increased smoke-free product research, development and regulatory preparation expenses and (iii) marketplace activities in support of Altria’s smoke-free products. The guidance range also includes anticipated inflationary increases in Master Settlement Agreement expenses and direct materials expenses and Altria’s current expectation that PM USA will not have access to the IQOS system in 2022.

Altria expects its 2022 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%. Altria also expects 2022 capital expenditures to be between $200 million and $250 million and depreciation and amortization expenses of approximately $210 million.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues decreased 0.8% to $6.3 billion, primarily driven by no net revenues in the wine segment (due to the timing of the sale of the wine business), partially offset by higher net revenues in the financial services business (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020), oral tobacco products and smokeable products segments. Revenues net of excise taxes increased 0.6% to $5.1 billion.
•Reported diluted EPS decreased 14.6% to $0.88, primarily driven by unfavorable Cronos-related special items, 2020 changes in the estimated fair value of Altria’s investment in JUUL and higher income taxes, partially offset by higher reported operating companies income (OCI), favorable net periodic benefit income and fewer shares outstanding.
•Adjusted diluted EPS increased 10.1% to $1.09, primarily driven by higher adjusted OCI, favorable net periodic benefit income and fewer shares outstanding, partially offset by higher income taxes.
Full Year
•Net revenues decreased 0.5% to $26.0 billion, primarily driven by lower net revenues in the smokeable products and wine segments (due to the sale of the wine business), partially offset by higher net revenues in the financial services business (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020) and oral tobacco products segment. Revenues net of excise taxes increased 1.3% to $21.1 billion.
•Reported diluted EPS decreased 44.2% to $1.34, primarily driven by lower reported earnings from Altria’s investment in ABI (due primarily to the 2021 impairment of its investment in ABI), losses on early extinguishment of debt and unfavorable Cronos-related special items. These items were partially offset by the 2020 net charges associated with Altria’s investment in JUUL, higher reported OCI, favorable net periodic benefit income and fewer shares outstanding.
•Adjusted diluted EPS increased 5.7% to $4.61, primarily driven by higher adjusted OCI, favorable net periodic benefit income, higher adjusted earnings from Altria’s investment in ABI and fewer shares outstanding, partially offset by a higher adjusted income tax rate.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Reported diluted EPS	$0.88	$1.03	(14.6)%	$1.34	$2.40	(44.2)%
NPM Adjustment Items	—	—		(0.03)	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	0.02		0.05	0.18
Tobacco and health and certain other litigation items	0.02	—		0.07	0.03
Impairment of JUUL equity securities	—	—		—	1.40
JUUL changes in fair value	—	(0.05)		—	(0.05)
ABI-related special items	0.04	0.03		2.66	0.32
Cronos-related special items	0.15	(0.04)		0.25	0.03
Loss on early extinguishment of debt	—	—		0.27	—
COVID-19 special items	—	—		—	0.02
Tax items	—	—		—	0.03
Adjusted diluted EPS	$1.09	$0.99	10.1%	$4.61	$4.36	5.7%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Non-Participating Manufacturer (NPM) Adjustment Items
•For full-year 2021, Altria recorded pre-tax income of $76 million (or $0.03 per share) due to NPM Adjustment Items and related interest, including $53 million recorded as a reduction to cost of sales in the smokeable products segment and $23 million recorded as interest income.
Implementation, acquisition and disposition-related costs.
•For full-year 2021, Altria recorded pre-tax charges of $120 million (or $0.05 per share), due primarily to charges associated with the sale of Ste. Michelle and acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
•In the fourth quarter and for full-year 2020, Altria recorded pre-tax charges of $16 million (or $0.02 per share) and $431 million (or $0.18 per share), respectively, due primarily to inventory-related charges associated with the wine business strategic reset.
Tobacco and Health and Certain Other Litigation Items
•In the fourth quarter and for full-year 2021, Altria recorded pre-tax charges of $34 million (or $0.02 per share) and $182 million (or $0.07 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
•For full-year 2020, Altria recorded pre-tax charges of $83 million (or $0.03 per share) for tobacco and health litigation items and related interest costs.
Impairment of JUUL Equity Securities
In the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
•For full-year 2020, Altria recorded a non-cash pre-tax impairment charge of $2.6 billion ($1.40 per share) due to the impairment of its investment in JUUL. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge. This charge was recorded prior to Altria’s election to account for the investment under the fair value option.
JUUL Changes in Fair Value
•In the fourth quarter and for full-year 2021, there were no changes in the estimated fair value of Altria’s investment in JUUL. As of December 31, 2021, the estimated value of the investment was $1.7 billion.
•In the fourth quarter and for full-year 2020, Altria recorded a non-cash pre-tax unrealized gain of $100 million (or $0.05 per share) as a result of an increase in the estimated fair value of its investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
ABI-Related Special Items
•In the fourth quarter of 2021, equity earnings from ABI included net pre-tax charges of $92 million (or $0.04 per share), substantially all of which related to ABI’s mark-to-market losses on certain ABI financial instruments associated with its share commitments.
•In the fourth quarter of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $74 million (or $0.03 per share), consisting primarily of Altria’s share of ABI’s charges associated with early bond terminations.
•For full-year 2021, equity earnings from ABI included net pre-tax charges of $6.2 billion (or $2.66 per share), substantially all of which related to an impairment of Altria’s investment in ABI.
•For full-year 2020, losses from Altria’s investment in ABI included net pre-tax charges of $763 million (or $0.32 per share), consisting primarily of ABI’s (i) mark-to-market losses on certain of its financial instruments associated with its share commitments, (ii) completion of the sale of its Australia subsidiary and (iii) goodwill impairment charge associated with its Africa businesses.
The ABI-related special items above include Altria’s respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.

Cronos-Related Special Items
In the fourth quarter and for full-year 2021, Altria recorded net pre-tax (income) expense consisting of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2021	2020	2021	2020

(Gain) loss on Cronos-related financial instruments [1]	$20	$(62)	$148	$140
(Income) losses from equity investments [2]	246	(31)	318	(89)
Total Cronos-related special items - (income) expense	$266	$(93)	$466	$51
Earnings per share	$0.15	$(0.04)	$0.25	$0.03
1 Amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections (both acquired in March 2019) .
2 Amounts include Altria’s share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to Altria’s investment in Cronos.
The amounts above include a non-cash, pre-tax impairment charge of $205 million for the three and twelve months ended December 31, 2021, reflecting the difference between the fair value of Altria’s investment in Cronos using Cronos’s share price at December 31, 2021 and the carrying value of Altria’s investment in Cronos at December 31, 2021.
Loss on Early Extinguishment of Debt
•For full-year 2021, Altria recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share), which were recorded in the first quarter.
COVID-19 Special Items
•For full-year 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These net pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the 2020 wine business strategic reset.
Tax Items
•For full-year 2020, Altria recorded net income tax expense of $50 million (or $0.03 per share), primarily related to a tax basis adjustment to Altria’s investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 0.4%, primarily driven by higher pricing, partially offset by lower shipment volume. Revenues net of excise taxes increased 2.3%.
•Reported OCI and adjusted OCI increased 4.9%, primarily driven by higher pricing, partially offset by lower shipment volume, higher resolution expenses and higher costs. Adjusted OCI margins increased by 1.4 percentage points to 56.2%.
Full Year
•Net revenues decreased 1.0%, primarily driven by lower shipment volume, partially offset by higher pricing. Revenues net of excise taxes increased 1.0%.
•Reported OCI increased 4.1%, primarily driven by higher pricing, 2021 NPM Adjustment Items and 2020 COVID-19 special items, partially offset by lower shipment volume, higher resolution expenses and higher costs.
•Adjusted OCI increased 3.1%, primarily driven by higher pricing, partially offset by lower shipment volume, higher resolution expenses and higher costs. Adjusted OCI margins increased by 1.2 percentage points to 57.6%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Net revenues	$5,591	$5,567	0.4%	$22,866	$23,089	(1.0)%
Excise taxes	(1,134)	(1,212)		(4,754)	(5,162)
Revenues net of excise taxes	$4,457	$4,355	2.3%	$18,112	$17,927	1.0%

Reported OCI	$2,493	$2,376	4.9%	$10,394	$9,985	4.1%
NPM Adjustment Items	—	4		(53)	4
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	2		—	2
Tobacco and health and certain other litigation items	11	6		83	79
COVID-19 special items	—	—		—	41
Adjusted OCI	$2,504	$2,388	4.9%	$10,424	$10,111	3.1%
Adjusted OCI margins [1]	56.2%	54.8%	1.4 pp	57.6%	56.4%	1.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 5.9%, primarily driven by the industry’s rate of decline and retail share losses, partially offset by trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 8%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 6.5%.
•Reported cigar shipment volume decreased 6.9%.
Full Year
•Smokeable products segment reported domestic cigarette shipment volume decreased 7.5%, primarily driven by the industry’s rate of decline, trade inventory movements, retail share losses, calendar differences and other factors.

•When adjusted for trade inventory movements, calendar differences and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 6%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 5.5%.
•Reported cigar shipment volume was essentially unchanged.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Cigarettes:
Marlboro	19,848	20,968	(5.3)%	82,970	88,858	(6.6)%
Other premium	1,036	1,070	(3.2)%	4,216	4,566	(7.7)%
Discount	1,539	1,796	(14.3)%	6,607	8,001	(17.4)%
Total cigarettes	22,423	23,834	(5.9)%	93,793	101,425	(7.5)%

Cigars:
Black & Mild	440	473	(7.0)%	1,796	1,790	0.3%
Other	2	2	—%	7	10	(30.0)%
Total cigars	442	475	(6.9)%	1,803	1,800	0.2%

Total smokeable products	22,865	24,309	(5.9)%	95,596	103,225	(7.4)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category decreased 0.4 share points to 42.7% due to increased ATC mobility versus the prior year and increased macroeconomic pressures on ATC disposable income.
•The industry retail share for the discount cigarette segment increased 1.0 share point to 26.0% due to the ATC factors mentioned above.
Full Year
•Marlboro retail share of the total cigarette category increased 0.2 share points to 43.1%.
•The industry retail share for the discount cigarette segment increased 0.5 share points to 25.4%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2021	2020	Percentage point change	2021	2020	Percentage point change
Cigarettes:
Marlboro	42.7%	43.1%	(0.4)	43.1%	42.9%	0.2
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	3.3	3.7	(0.4)	3.4	3.9	(0.5)
Total cigarettes	48.3%	49.1%	(0.8)	48.8%	49.1%	(0.3)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 4.9%, primarily driven by higher pricing, partially offset by higher promotional investments in on!. Revenues net of excise taxes increased 4.8%.
•Reported and adjusted OCI decreased 7.4% and 5.3%, respectively, primarily driven by higher costs, higher promotional investments in on! and a mix shift between MST and on! shipment volumes resulting in a higher percentage of on! volumes versus the prior year (mix shift), partially offset by higher pricing. Adjusted OCI margins declined by 6.7 percentage points to 62.0%.
Full Year
•Net revenues increased 3.0%, primarily driven by higher pricing, partially offset by higher promotional investments in on! and mix shift. Revenues net of excise taxes increased 3.0%.
•Reported OCI decreased 3.4%, primarily driven by higher costs (including acquisition-related costs), higher promotional investments in on! and mix shift, partially offset by higher pricing.
•Adjusted OCI decreased 1.6%, primarily driven by higher costs, higher promotional investments in on! and mix shift, partially offset by higher pricing. Adjusted OCI margins declined by 3.2 percentage points to 68.5%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Net revenues	$663	$632	4.9%	$2,608	$2,533	3.0%
Excise taxes	(34)	(32)		(132)	(130)
Revenues net of excise taxes	$629	$600	4.8%	$2,476	$2,403	3.0%

Reported OCI	$390	$421	(7.4)%	$1,659	$1,718	(3.4)%
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	(9)		37	(3)
COVID-19 special items	—	—		—	9
Adjusted OCI	$390	$412	(5.3)%	$1,696	$1,724	(1.6)%
Adjusted OCI margins [1]	62.0%	68.7%	(6.7) pp	68.5%	71.7%	(3.2) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume increased 1.8%, primarily driven by the industry’s growth rate and trade inventory movements, partially offset by retail share losses and calendar differences. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume declined by an estimated 0.5%.
Full Year
•Oral tobacco products segment reported domestic shipment volume was essentially unchanged as the industry’s growth rate and trade inventory movements were essentially offset by retail share losses and calendar differences. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume declined by an estimated 0.5%.
•Total oral tobacco industry volume increased by an estimated 2.0% over the past six months, driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Copenhagen	125.2	127.4	(1.7)%	503.6	522.4	(3.6)%
Skoal	49.2	51.3	(4.1)%	197.4	208.5	(5.3)%
Other (includes Red Seal and on!)	31.6	23.7	33.3%	119.3	88.7	34.5%
Total oral tobacco products	206.0	202.4	1.8%	820.3	819.6	0.1%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
Fourth Quarter
•Oral tobacco products segment retail share was 47.6% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 28.6%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.
Full Year
•Oral tobacco products segment retail share was 47.8% and Copenhagen retail share was 29.4%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2021	2020	Percentage point change	2021	2020	Percentage point change
Copenhagen	28.6%	31.2%	(2.6)	29.4%	31.8%	(2.4)
Skoal	12.1	13.4	(1.3)	12.6	13.9	(1.3)
Other (includes Red Seal and on!)	6.9	4.6	2.3	5.8	4.2	1.6
Total oral tobacco products	47.6%	49.2%	(1.6)	47.8%	49.9%	(2.1)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
On October 1, 2021, UST LLC sold its subsidiary, International Wine & Spirits Ltd., which included Ste. Michelle, to Sycamore Partners Management, L.P.

Full Year
•Due to the timing of the sale of the wine business, full-year 2021 results include wine business financial results for the period January 1, 2021 through September 30, 2021.
•For full-year 2021, reported OCI included disposition-related charges associated with the sale of the wine business.
•For full-year 2020, reported OCI included inventory-related charges (included in implementation costs in Table 8 below) related to the strategic reset of the wine business.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Fourth Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Net revenues	$—	$180	(100.0)%	$494	$614	(19.5)%
Excise taxes	—	(5)		(14)	(19)
Revenues net of excise taxes	$—	$175	(100.0)%	$480	$595	(19.3)%

Reported OCI (Loss)	$—	$(13)	100.0%	$21	$(360)	100%+
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	16		52	411
Adjusted OCI	$—	$3	(100.0)%	$73	$51	43.1%
Adjusted OCI margins [1]	—%	1.7%	(1.7) pp	15.2%	8.6%	6.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.
Altria’s wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, Altria owns Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S cigar manufacturer. Altria’s smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a rapidly growing manufacturer of oral nicotine pouches. Altria also enhances its smoke-free product portfolio with exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
Altria also owns equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2022 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. In the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
At December 31, 2021 Altria’s reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. On October 1, 2021, UST LLC sold its Ste. Michelle Wine Estates Ltd. (Ste. Michelle) business. Prior to October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. Results for innovative tobacco products and PMCC are included in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the period ended September 30, 2021. These factors include the following:
•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including FDA) and private sector actions that impact ATC acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in ATC purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, including as a result of labor shortages, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior, which may be further adversely impacted by any reductions in, or eliminations of, government stimulus or unemployment payments;
•the failure of our tobacco subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands, including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to ATC;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco subsidiaries on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;

•the failure of our information systems or service providers’ information systems to function as intended, or cyber attacks or security breaches;
•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions including divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, legislative and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in additional impairments of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our ownership percentage in ABI decreasing below certain levels, including the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Altria’s or Cronos’s failure to comply with applicable laws, including cannabis laws.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$6,255	$6,304	(0.8)%
Cost of sales [1]	1,771	1,909
Excise taxes on products [1]	1,169	1,249
Gross profit	3,315	3,146	5.4%
Marketing, administration and research costs	473	474
Asset impairment and exit costs	—	(3)
Operating companies income	2,842	2,675	6.2%
Amortization of intangibles	19	18
General corporate expenses	90	77
Corporate asset impairment and exit costs	—	(1)
Operating income	2,733	2,581	5.9%
Interest and other debt expense, net	293	316
Net periodic benefit income, excluding service cost	(50)	(19)
(Income) losses from equity investments [1]	190	(195)
(Gain) loss on Cronos-related financial instruments	20	(62)
Earnings before income taxes	2,280	2,541	(10.3)%
Provision for income taxes	656	619
Net earnings	1,624	1,922	(15.5)%
Net losses attributable to noncontrolling interests	—	2
Net earnings attributable to Altria	$1,624	$1,924	(15.6)%

Per share data:
Diluted earnings per share attributable to Altria	$0.88	$1.03	(14.6)%

Weighted-average diluted shares outstanding	1,832	1,859	(1.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$5,591	$663	$—	$1	$6,255
2020	5,567	632	180	(75)	6,304
% Change	0.4%	4.9%	(100.0)%	100%+	(0.8)%

Reconciliation:
For the quarter ended December 31, 2020	$5,567	$632	$180	$(75)	$6,304
Operations	24	31	(180)	76	(49)
For the quarter ended December 31, 2021	$5,591	$663	$—	$1	$6,255

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$2,493	$390	$—	$(41)	$2,842
2020	2,376	421	(13)	(109)	2,675
% Change	4.9%	(7.4)%	100.0%	62.4%	6.2%

Reconciliation:
For the quarter ended December 31, 2020	$2,376	$421	$(13)	$(109)	$2,675

NPM Adjustment Items - 2020	4	—	—	—	4
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2020	2	(9)	16	—	9
Tobacco and health and certain other litigation items - 2020	6	—	—	—	6
	12	(9)	16	—	19

Tobacco and health and certain other litigation items - 2021	(11)	—	—	—	(11)
	(11)	—	—	—	(11)
Operations	116	(22)	(3)	68	159
For the quarter ended December 31, 2021	$2,493	$390	$—	$(41)	$2,842

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$26,013	$26,153	(0.5)%
Cost of sales [1]	7,119	7,818
Excise taxes on products [1]	4,902	5,312
Gross profit	13,992	13,023	7.4%
Marketing, administration and research costs	2,015	1,855
Asset impairment and exit costs	—	(3)
Operating companies income	11,977	11,171	7.2%
Amortization of intangibles	72	72
General corporate expenses	345	227
Corporate asset impairment and exit costs	—	(1)
Operating income	11,560	10,873	6.3%
Interest and other debt expense, net	1,162	1,209
Loss on early extinguishment of debt	649	—
Net periodic benefit income, excluding service cost	(202)	(77)
Losses from equity investments [1]	5,979	111
Impairment of JUUL equity securities	—	2,600
Loss on Cronos-related financial instruments	148	140
Earnings before income taxes	3,824	6,890	(44.5)%
Provision for income taxes	1,349	2,436
Net earnings	2,475	4,454	(44.4)%
Net losses attributable to noncontrolling interests	—	13
Net earnings attributable to Altria	$2,475	$4,467	(44.6)%

Per share data[2]:
Diluted earnings per share attributable to Altria	$1.34	$2.40	(44.2)%

Weighted-average diluted shares outstanding	1,845	1,859	(0.8)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

[2] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$22,866	$2,608	$494	$45	$26,013
2020	23,089	2,533	614	(83)	26,153
% Change	(1.0)%	3.0%	(19.5)%	100.0%+	(0.5)%

Reconciliation:
For the year ended December 31, 2020	$23,089	$2,533	$614	$(83)	$26,153
Operations	(223)	75	(120)	128	(140)
For the year ended December 31, 2021	$22,866	$2,608	$494	$45	$26,013

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$10,394	$1,659	$21	$(97)	$11,977
2020	9,985	1,718	(360)	(172)	11,171
% Change	4.1%	(3.4)%	100.0%+	43.6%	7.2%

Reconciliation:
For the year ended December 31, 2020	$9,985	$1,718	$(360)	$(172)	$11,171

NPM Adjustment Items - 2020	4	—	—	—	4
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2020	2	(3)	411	—	410
Tobacco and health and certain other litigation items - 2020	79	—	—	—	79
COVID-19 special items - 2020	41	9	—	—	50
	126	6	411	—	543

NPM Adjustment Items - 2021	53	—	—	—	53
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	(37)	(52)	—	(89)
Tobacco and health and certain other litigation items - 2021	(83)	—	—	—	(83)
	(30)	(37)	(52)	—	(119)
Operations	313	(28)	22	75	382
For the year ended December 31, 2021	$10,394	$1,659	$21	$(97)	$11,977

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,134	$1,212	$4,754	$5,162
Oral tobacco products	34	32	132	130
Wine	—	5	14	19
All other	1	—	2	1
	$1,169	$1,249	$4,902	$5,312

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,086	$1,103	$4,269	$4,432
Oral tobacco products	2	2	9	9
All other	1	1	2	1
	$1,089	$1,106	$4,280	$4,442

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$69	$273	$279
Oral tobacco products	2	1	5	5
	$69	$70	$278	$284

The detail of (income) losses from equity investments is as follows:

ABI	$(80)	$(83)	$5,564	$223
Cronos	270	(12)	415	(12)
JUUL	—	(100)	—	(100)
	$190	$(195)	$5,979	$111

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2021 Net Earnings	$1,624	$0.88
2020 Net Earnings	$1,924	$1.03
% Change	(15.6)%	(14.6)%

Reconciliation:
2020 Net Earnings	$1,924	$1.03

2020 NPM Adjustment Items	3	—
2020 Asset impairment, exit, implementation, acquisition and disposition-related costs	28	0.02
2020 Tobacco and health and certain other litigation items	5	—
2020 JUUL changes in fair value	(100)	(0.05)
2020 ABI-related special items	59	0.03
2020 Cronos-related special items	(90)	(0.04)
2020 Tax items	12	—
Subtotal 2020 special items	(83)	(0.04)

2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	(4)	—
2021 Tobacco and health and certain other litigation items	(25)	(0.02)
2021 ABI-related special items	(73)	(0.04)
2021 Cronos-related special items	(265)	(0.15)
2021 Tax items	(2)	—
Subtotal 2021 special items	(369)	(0.21)

Fewer shares outstanding	—	0.02
Change in tax rate	(15)	(0.01)
Operations	167	0.09
2021 Net Earnings	$1,624	$0.88

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$2,280	$656	$1,624	$1,624	$0.88
Asset impairment, exit, implementation, acquisition and disposition-related costs	3	(1)	4	4	—
Tobacco and health and certain other litigation items	34	9	25	25	0.02
ABI-related special items	92	19	73	73	0.04
Cronos-related special items	266	1	265	265	0.15
Tax items	—	(2)	2	2	—
2021 Adjusted for Special Items	$2,675	$682	$1,993	$1,993	$1.09

2020 Reported	$2,541	$619	$1,922	$1,924	$1.03
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	16	(12)	28	28	0.02
Tobacco and health and certain other litigation items	7	2	5	5	—
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	74	15	59	59	0.03
Cronos-related special items	(93)	(3)	(90)	(90)	(0.04)
Tax items	—	(12)	12	12	—
2020 Adjusted for Special Items	$2,449	$610	$1,839	$1,841	$0.99

2021 Reported Net Earnings				$1,624	$0.88
2020 Reported Net Earnings				$1,924	$1.03
% Change				(15.6)%	(14.6)%

2021 Net Earnings Adjusted for Special Items				$1,993	$1.09
2020 Net Earnings Adjusted for Special Items				$1,841	$0.99
% Change				8.3%	10.1%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2021 Net Earnings	$2,475	$1.34
2020 Net Earnings	$4,467	$2.40
% Change	(44.6)%	(44.2)%

Reconciliation:
2020 Net Earnings	$4,467	$2.40

2020 NPM Adjustment Items	3	—
2020 Asset impairment, exit, implementation, acquisition and disposition-related costs	342	0.18
2020 Tobacco and health and certain other litigation items	62	0.03
2020 Impairment of JUUL equity securities	2,600	1.40
2020 JUUL changes in fair value	(100)	(0.05)
2020 ABI-related special items	603	0.32
2020 Cronos-related special items	53	0.03
2020 COVID-19 special items	37	0.02
2020 Tax items	50	0.03
Subtotal 2020 special items	3,650	1.96

2021 NPM Adjustment Items	57	0.03
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	(99)	(0.05)
2021 Tobacco and health and certain other litigation items	(138)	(0.07)
2021 ABI-related special items	(4,901)	(2.66)
2021 Cronos-related special items	(470)	(0.25)
2021 Loss on early extinguishment of debt	(496)	(0.27)
2021 Tax items	3	—
Subtotal 2021 special items	(6,044)	(3.27)

Fewer shares outstanding	—	0.03
Change in tax rate	(33)	(0.02)
Operations	435	0.24
2021 Net Earnings	$2,475	$1.34

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS[1]
2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	431	89	342	342	0.18
Tobacco and health and certain other litigation items	83	21	62	62	0.03
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	763	160	603	603	0.32
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

2021 Reported Net Earnings				$2,475	$1.34
2020 Reported Net Earnings				$4,467	$2.40
% Change				(44.6)%	(44.2)%

2021 Net Earnings Adjusted for Special Items				$8,519	$4.61
2020 Net Earnings Adjusted for Special Items				$8,117	$4.36
% Change				5.0%	5.7%

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$4,544	$4,945
Inventories	1,194	1,966
Other current assets	345	206
Property, plant and equipment, net	1,553	2,012
Goodwill and other intangible assets, net	17,483	17,792
Investments in equity securities	13,481	19,529
Other long-term assets	923	964
Total assets	$39,523	$47,414

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,105	$1,500
Accrued settlement charges	3,349	3,564
Other current liabilities	4,125	3,999
Long-term debt	26,939	27,971
Deferred income taxes	3,692	4,532
Accrued pension costs	200	551
Accrued postretirement health care costs	1,436	1,951
Other long-term liabilities	283	381
Total liabilities	41,129	44,449
Redeemable noncontrolling interest	—	40
Total stockholders’ equity (deficit)	(1,606)	2,925
Total liabilities and stockholders’ equity (deficit)	$39,523	$47,414

Total debt	$28,044	$29,471

								Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
Asset impairment, exit, implementation, acquisition and disposition-related costs	$—	$—	$—	$3	$—	$—	$—	$—
Tobacco and health and certain other litigation items	—	11	—	20	—	3	—	—
ABI-related special items	—	—	—	—	—	—	92	—
Cronos-related special items	—	—	—	—	—	—	246	20

2020 Special Items - (Income) Expense
NPM Adjustment Items	$4	$—	$—	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	16	(4)	(3)	8	(1)	—	—	—
Tobacco and health and certain other litigation items	—	6	—	—	—	1	—	—
JUUL changes in fair value	—	—	—	—	—	—	(100)	—
ABI-related special items	—	—	—	—	—	—	74	—
Cronos-related special items	—	—	—	—	—	—	(31)	(62)

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

										Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Loss on early extinguishment of debt	(Income) losses from equity investments	Impairment of JUUL equity securities	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
NPM Adjustment Items	$(53)	$—	$—	$—	$—	$(23)	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	88	—	31	—	—	—	—	—	—
Tobacco and health and certain other litigation items	—	83	—	90	—	9	—	—	—	—
ABI-related special items	—	—	—	—	—	—	—	6,203	—	—
Cronos-related special items	—	—	—	—	—	—	—	318	—	148
Loss on early extinguishment of debt	—	—	—	—	—	—	649	—	—	—

2020 Special Items - (Income) Expense
NPM Adjustment Items	$4	$—	$—	$—	$—	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	411	2	(3)	22	(1)	—	—	—	—	—
Tobacco and health and certain other litigation items	—	79	—	—	—	4	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	2,600	—
JUUL changes in fair value	—	—	—	—	—	—	—	(100)	—	—
ABI-related special items	—	—	—	—	—	—	—	763	—	—
Cronos-related special items	—	—	—	—	—	—	—	(89)	—	140
COVID-19 special items	50	—	—	—	—	—	—	—	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.